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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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         Date of Report (Date of earliest event reported): May 16, 2002

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                              TRICORD SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                       0-21366              41-1590621
(State of or other jurisdiction of        (Commission         (I.R.S. Employer
          incorporation)                  File Number)       Identification No.)


    2905 Northwest Boulevard, Suite 20,
          Plymouth, Minnesota                                      55441
(Address of principal executive offices)                        (zip code)


       Registrant's telephone number, including area code: (763) 557-9005







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ITEM 5.  OTHER EVENTS

On May 16, 2002, Tricord Systems, Inc. (the "Company") received a letter from
Nasdaq indicating that based on the Company's March 31, 2002 balance sheet and its current market capitalization, it does not currently meet the requirements for continued inclusion on the Nasdaq SmallCap Market under Nasdaq Marketplace
Rule 4310(c)(2)(B). A company must have stockholders equity of $2.5 million, a market capitalization of $35.0 million, net income of $500,000 in two of it's last three most recently completed fiscal years or, prior to November 1, 2002, net tangible assets of at least $2.0 million to comply with this rule.

Pursuant to the process provided for by the Nasdaq rules, Tricord will prepare and submit to Nasdaq a plan to regain and sustain compliance with the Nasdaq listing requirements and will work with Nasdaq in the course of their review of this plan. The Company intends to take all possible actions to maintain the listing of its common stock on the Nasdaq SmallCap Market, including requesting that its Series E Preferred Stock be treated as equity for purposes of calculating net tangible assets, pursuing strategic acquisition and financing activities, and attempting to restructure its Series E Preferred Stock. There can be no assurance, however, that the Company will be successful in its efforts to satisfy Nasdaq's continued listing requirements. If the Company is ultimately unsuccessful in these efforts, its common stock would be subject to delisting, although any such delisting would likely not occur before September of this year.


If the Company fails to maintain such listing, the Company will be required to pay the holders of the Series E Preferred Stock $250,000 per month and, if the failure to maintain the listing were to continue for a period of more than 60 days after August 27, 2002, the holders of the Series E Preferred Stock could require the Company to redeem such shares for an amount in excess of $25 million. The Company does not currently have sufficient cash and cash equivalents to fund redemption of all of its Series E Preferred Stock.
Accordingly, if such situation were to occur, unless the Company was able to raise additional capital or restructure the terms of the Series E Preferred
Stock, it may not be able to continue our operations and may be forced to seek protection under U.S. bankruptcy laws.

In addition, if the Company's common stock is delisted from the Nasdaq SmallCap
Market, any trading in the common stock would thereafter be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board."
Consequently, the liquidity of the Company's common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions and a reduction in securities analyst and the news media coverage, if any, that the Company receives. As a result, prices for the shares of the Company's common stock may be lower than might otherwise prevail.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, including the timeframe in which the Company's common stock may be delisted from Nasdaq and the Company's ability to retain the listing of its Common Stock on Nasdaq. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact actual results include the timeframes set by Nasdaq, the acceptance by Nasdaq of the Company's plan to regain compliance, the




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Company's ability to raise additional capital, engage in strategic acquisitions, generate revenues at a level necessary to support its business, establish and maintain the market acceptance of its products in light of changing market conditions, detect the presence of and correct any software errors, respond to changes in technology and industry standards, enter into partner relationships or otherwise develop distribution capabilities, protect and enforce its intellectual property rights and hire and retain required personnel, the impact of the Rose Glen litigation, and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        TRICORD SYSTEMS, INC.


Dated:   May 17, 2002                   By /s/ Keith T. Thorndyke
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                                           Keith T. Thorndyke
                                           President and Chief Executive Officer




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                                INDEX TO EXHIBITS

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
Exhibit              Item                                                          Method of Filing
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
99.1                 Press Release dated May 17, 2002..........................    Filed herewith electronically